Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Capital Bancorp, Inc. and Subsidiary

Richmond, Virginia

We consent to the incorporation by reference in Registration Statements on Form S-3 (No’s. 333-150776 and 333-158943), on Form S-8 (No’s. 333-146305, 333-169202, and 333-184025), and on Form S-1 (No.’s 333-179095 and 333-180891) of First Capital Bancorp, Inc. and Subsidiary of our report dated March 27, 2015, relating to the audits of the consolidated financial statements of First Capital Bancorp, Inc. and Subsidiary as of December 2014 and 2013, for each of the years in the two-year period ended December 31, 2014, which appear in the December 31, 2014 Annual Report on Form 10-K of First Capital Bancorp, Inc. and Subsidiary.

/S/ Cherry Bekaert  LLP

Richmond Virginia

March 27, 2015